EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT	ANALYST INFORMATION
Dan Bevevino Respironics, Inc. Vice President & CFO (724) 387-5235 Maryellen Bizzack Respironics, Inc. Director, Marketing & Communications (724) 387-5006	Joe Calabrese Financial Relations Board (212) 827-3772 Julie Tu Financial Relations Board (212) 827-3776

RESPIRONICS ACQUIRES MINI-MITTER COMPANY, INC.,
SLEEP AND PHYSIOLOGICAL MONITORING DEVICE INNOVATOR

MURRYSVILLE, Pa., April 4 /PRNewswire-FirstCall/ — Respironics, Inc. (Nasdaq: RESP — News) announced today that it has acquired 100 percent of the outstanding shares of Mini-Mitter Company, Inc., a 34-year-old, privately held company located in Bend, Oregon. Mini Mitter, which has revenues of approximately $5.5 million, develops and sells sleep and physiological monitoring products to commercial sleep laboratories and other medical, pharmaceutical and health research institutions involved in clinical trials. The base cash purchase price is $10.5 million, with provisions for additional payments to be made based on Mini Mitter’s operating performance over the next two years. Total potential earn out payments are less than the base purchase price.

“This acquisition is consistent with Respironics’ strategic direction to broaden our presence in the sleep market beyond our core obstructive sleep apnea business,” said John Miclot, President and CEO of Respironics. “Mini Mitter’s innovative technology will enable us to expand our current position and access new markets that we have identified as key to assuring our continued growth and leadership in the broader sleep market.”

The company stated that the acquisition will not have a material impact on revenues or earnings and that there will be no change in financial outlook or guidance based on the acquisition.

Mini Mitter develops and markets a range of physiological monitoring products, including devices that measure sleep-wake activity, dermal and core body temperature, heart rate, and energy expenditure. Two of Mini Mitter’s key products are Actiwatch® and VitalSense®. The Actiwatch is a portable, wrist-worn device that tracks a person’s sleep-wake patterns. Actiwatch is widely used by researchers to study sleep and other basic physiology. Clinically validated for measuring sleep quality and efficiency, Actiwatch is used by commercial sleep labs to assess and monitor insomnia, circadian rhythms and limb movement disorders in both pediatric and adult patients. VitalSense is a lightweight, user-worn monitor that can receive telemetric vital signs data from multiple wireless sensing devices. Currently, VitalSense records core body temperature from an ingestible capsule and dermal body temperature through a small skin sensor. These temperature parameters are also key to understanding the body’s sleep-wake cycle.

According to a poll conducted for the National Sleep Foundation, three- quarters of adults say they frequently have a sleep problem, such as waking during the night or snoring. “We believe that Mini Mitter’s technologies have broad applicability to market segments including sleep research, clinical trials, and the sleep lab or other sleep assessment setting,” explained Miclot. “Mini Mitter’s strong customer and thought-leader relationships, well- respected technology, and research and development competencies will be an excellent complement to our business. We look forward to the Mini Mitter team becoming part of our organization and contributing to our future growth,” he added.

Raptor, LLC acted as financial advisor to Respironics, and Wells Fargo Securities, LLC acted as financial advisor to Mini Mitter in connection with this transaction.

About Respironics
Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in more than 125 countries and employs 3,500 associates worldwide. Further information can be found on the Company’s Web site: http://www.respironics.com

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; acquisition integration; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.